EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS MAY 2004

OPERATIONAL PERFORMANCE

HOUSTON, June 1, 2004 - Continental Airlines (NYSE: CAL) today reported a May systemwide mainline load factor of 74.7 percent, 1.2 points below last year's May load factor. In addition, the airline had a May domestic mainline load factor of 75.1 percent, 2.2 points below May 2003, and an international mainline load factor of 74.1 percent, 0.4 points above May 2003.

During the month, Continental recorded a U.S. Department of Transportation on-time arrival rate of 76.0 percent and a systemwide mainline completion factor of 99.4 percent.

In May 2004, Continental flew 5.4 billion mainline revenue passenger miles (RPMs) and 7.2 billion mainline available seat miles (ASMs) systemwide, resulting in a traffic increase of 11.9 percent and a capacity increase of 13.8 percent as compared to May 2003. Domestic mainline traffic was 3.1 billion RPMs in May 2004, up 2.3 percent from May 2003, and domestic mainline capacity was 4.1 billion ASMs, up 5.3 percent from May 2003.

Systemwide May 2004 mainline passenger revenue per available seat mile (RASM) is estimated to have decreased between 3.0 and 4.0 percent compared to May 2003. For April 2004, RASM increased 3.1 percent as compared to April 2003.

Continental's regional operations (Continental Express) set a record May load factor of 71.8 percent, 1.8 points above last year's May load factor. Regional

RPMs were 619.7 million and regional ASMs were 862.9 million in May 2004, resulting in a traffic increase of 27.4 percent and a capacity increase of 24.1 percent versus May 2003.

Continental Airlines is the world's sixth-largest airline with more than 2,800 daily departures throughout the Americas, Europe and Asia. Continental serves 149 domestic and 117 international destinations - more than any other airline in the world - and nearly 200 additional points are served via codeshare partner airlines. With 41,000 mainline employees, the airline has hubs serving New York, Houston, Cleveland and Guam, and carries approximately 51 million passengers per year. FORTUNE ranks Continental one of the 100 Best Companies to Work For in America, an honor it has earned for six consecutive years. FORTUNE also ranks Continental as the top airline in its Most Admired Global Companies in 2004. For more company information, visit continental.com.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2003 10-K and its other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, regulatory matters and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

(more)

PRELIMINARY TRAFFIC RESULTS
MAY	2004	2003	Change
REVENUE PASSENGER MILES (000)
Domestic	3,114,643	3,043,580	2.3 Percent

International	2,286,505	1,783,262	28.2 Percent
Transatlantic	1,141,946	836,833	36.5 Percent
Latin America	646,112	610,819	5.8 Percent
Pacific	498,448	335,609	48.5 Percent

Mainline	5,401,148	4,826,842	11.9 Percent

Regional	619,676	486,356	27.4 Percent

AVAILABLE SEAT MILES (000)
Domestic	4,147,872	3,938,690	5.3 Percent

International	3,084,292	2,418,779	27.5 Percent
Transatlantic	1,469,715	1,059,581	38.7 Percent
Latin America	988,502	861,930	14.7 Percent
Pacific	626,076	497,269	25.9 Percent

Mainline	7,232,164	6,357,469	13.8 Percent

Regional	862,878	695,246	24.1 Percent

PASSENGER LOAD FACTOR
Domestic	75.1 Percent	77.3 Percent	(2.2) Points

International	74.1 Percent	73.7 Percent	0.4 Points
Transatlantic	77.7 Percent	79.0 Percent	(1.3) Points
Latin America	65.4 Percent	70.9 Percent	(5.5) Points
Pacific	79.6 Percent	67.5 Percent	12.1 Points

Mainline	74.7 Percent	75.9 Percent	(1.2) Points

Regional	71.8 Percent	70.0 Percent	1.8 Points

CARGO REVENUE TON MILES (000)
Total	82,929	74,977	10.6 Percent

- more -

YEAR-TO-DATE	2004	2003	Change
REVENUE PASSENGER MILES (000)
Domestic	14,991,007	13,968,204	7.3 Percent

International	10,512,857	8,599,254	22.3 Percent
Transatlantic	4,626,324	3,666,729	26.2 Percent
Latin America	3,546,536	3,219,251	10.2 Percent
Pacific	2,339,997	1,713,274	36.6 Percent

Mainline	25,503,864	22,567,458	13.0 Percent

Regional	2,767,568	1,995,252	38.7 Percent

AVAILABLE SEAT MILES (000)
Domestic	20,334,818	19,071,114	6.6 Percent

International	14,166,758	12,531,067	13.1 Percent
Transatlantic	6,077,857	5,293,429	14.8 Percent
Latin America	5,001,292	4,516,214	10.7 Percent
Pacific	3,087,609	2,721,424	13.5 Percent

Mainline	34,501,576	31,602,181	9.2 Percent

Regional	4,120,981	3,106,359	32.7 Percent

PASSENGER LOAD FACTOR
Domestic	73.7 Percent	73.2 Percent	0.5 Points

International	74.2 Percent	68.6 Percent	5.6 Points
Transatlantic	76.1 Percent	69.3 Percent	6.8 Points
Latin America	70.9 Percent	71.3 Percent	(0.4) Points
Pacific	75.8 Percent	63.0 Percent	12.8 Points

Mainline	73.9 Percent	71.4 Percent	2.5 Points

Regional	67.2 Percent	64.2 Percent	3.0 Points

CARGO REVENUE TON MILES (000)
Total	418,723	383,099	9.3 Percent

- more -

PRELIMINARY OPERATIONAL AND FINANCIAL RESULTS
MAY	2004	2003	Change
On-Time Performance[1]	76.0%	86.7%	(10.7) Points
Completion Factor[2]	99.4%	99.9%	(0.5) Points

YEAR-TO-DATE	2004	2003	Change
On-Time Performance[1]	78.8%	84.2%	(5.4) Points
Completion Factor[2]	99.6%	99.2%	0.4 Points

April 2004 consolidated breakeven load factor[3,4]			78.5 Percent
May 2004 estimated year-over-year systemwide RASM change			(3.0)-(4.0) Percent
May 2004 estimated average price per gallon of fuel, including fuel taxes			1.15 Dollars
May 2004 estimated consolidated breakeven load factor[3,5]			80 Percent
May 2004 actual consolidated load factor[6]			74.4 Percent
June 2004 estimated consolidated breakeven load factor[3,7]			82 Percent

YEAR-OVER-YEAR SYSTEMWIDE RASM	2003 vs. 2002	2003 vs. 2001
April	(1.0) Percent	(11.3) Percent
May	2.0 Percent	(4.3) Percent
June	0.3 Percent	(5.2) Percent
July	4.9 Percent	0.7 Percent
August	4.4 Percent	1.5 Percent
September	5.3 Percent	16.7 Percent
October	4.4 Percent	14.1 Percent
November	5.5 Percent	3.7 Percent
December	1.7 Percent	12.0 Percent
	2004 vs. 2003	2004 vs. 2002
January	0.9 Percent	4.5 Percent
February	(2.5) Percent	(2.9) Percent
March	4.9 Percent	(7.4) Percent
April	3.1 Percent	2.1 Percent
May (estimated)	(3.0)-(4.0) Percent	(1.0)-(2.0) Percent

1 Department of Transportation Arrivals within 14 minutes

2 System Mainline Mileage Completion Percentage

3 Consolidated load factor (including Continental Airlines and Continental Express) needed to break even on a consolidated net income basis. Actual consolidated breakeven load factor may vary significantly from estimates depending on actual passenger revenue yields,

fuel price and other factors. Month-to-date consolidated load factor information can be found on Continental's website at

continental.com in the Investor Relations-Financial/Traffic Releases section.

4 Charge related to MD-80 aircraft retirements accounts for 1.3 percentage points

5 Expense related to net fair market value adjustment of trading securities and charge related to MD-80 aircraft retirements account for

2 percentage points

6 Includes Continental Airlines and Continental Express

7 Charge related to MD-80 aircraft retirements accounts for 2 percentage points

###